Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into and made effective this 15th day of December, 2004 between MARSHALL & ILSLEY CORPORATION (the “Company”), a Wisconsin corporation, and JAMES B. WIGDALE (the “Executive”).

RECITALS

Executive has over 42 years of experience with the Company and/or its affiliates and is currently employed as Chairman of the Board of the Company.  Executive possesses intimate knowledge of the business and affairs of the Company and its affiliates, and has been instrumental in the Company’s business development and community-based activities.

The Company desires to retain certain services of Executive on its own behalf and/or on behalf of its affiliates following his retirement from the Company for the period provided in this Agreement, and Executive is willing to provide such services to the Company and/or its affiliates for such period, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1.

Consulting.  Starting on January 4, 2005, Executive agrees to provide the services described in Paragraph 3 hereof for the period stated in Paragraph 2 hereof, subject to the other terms and conditions herein provided.

2.

Term.  The term shall begin on January 4, 2005, and shall continue for as long as Executive continues to serve on the Board of Directors of the Company, unless this Agreement is sooner terminated by the mutual written consent of the parties hereto or by Executive’s disability such that he is unable to perform his duties hereunder (the “Term”).

3.

Duties.  During the Term, Executive shall devote his best efforts and such of his business time, attention, skill and efforts as are necessary to consult with the executive officers and Board of Directors of the Company and its affiliates with respect to such matters as may be reasonably requested by the Company.  Executive shall also continue to foster and maintain relationships with area businesses, including business development and involvement with  community-based organizations on the Company’s behalf.

4.

Compensation.  As compensation for the services to be provided pursuant to this Agreement, Executive shall receive from the Company or its affiliates the benefits set forth below:

A.

Reimbursement of Expenses.  The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his duties hereunder.  Upon Executive’s request, the Company shall, during the Term, provide the Executive continued access to the Company’s facilities and services, and at its expense, furnish Executive with secretarial services and office space sufficient for Executive to perform his duties hereunder, at a location mutually convenient for the Company and the Executive.

B.

Company Car.  Subject to the limitation in paragraph F below, for the Term and at the Company’s expense, the Company shall provide Executive with a vehicle that is similar in quality to those provided by the Company to Executive while Executive was employed as Chairman of the Board of the Company.

C.

Company Aircraft.  Subject to the limitation in paragraph F below, for the Term and at the Company’s expense, the Company shall provide Executive with access to the Company aircraft provided, however, that Executive’s use of the aircraft during the Term shall be limited to (i) direct Company business use or (ii) personal use subject to an annual maximum of thirty thousand dollars ($30,000) in value.

D.

Club Dues.  Subject to the limitation in paragraph F below, for the Term, the Company shall reimburse Executive for club dues and assessments for the same clubs for which the Company reimbursed him in 2004.

E.

Financial Planning Services.  Subject to the limitation in paragraph F, below, for the Term and at the Company’s expense, the Company shall provide Executive with the same financial planning services that are available to senior executives of the Company.

F.

Maximum Annual Benefit. During the Term, the maximum annual benefit provided by the Company on behalf of Executive for his personal expenses (including those benefits enumerated in paragraphs B, C, D and E of this Section 4) shall be limited to fifty thousand dollars ($50,000) in value.  If the value of the benefits provided in any one year exceeds $50,000, Executive will promptly reimburse the Company for such excess.  The benefits provided under paragraphs B, C, D and E hereof, and any other benefits provided to Executive, shall be valued based on the methodology used to value such benefits for securities law reporting purposes.

5.

Miscellaneous.

A.

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.  The term “Company” as used herein shall include such successors and assigns.  The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

B.

Amendment.  This Agreement may not be amended or modified except by written instrument executed by the Company and Executive.

C.

Change in Control Agreement.  Executive acknowledges that as a result of his retirement and change in status from employee to independent contractor of the Company, the Change in Control Agreement between Company and Executive dated as of August 12, 1999 shall terminate on his retirement from the Company on January 3, 2005.

D.

Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MARSHALL & ILSLEY CORPORATION

By:

/s/ Paul J. Renard

Paul J. Renard, Senior Vice President

EXECUTIVE

/s/ James B. Wigdale

James B. Wigdale